Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-231118-02

March 23, 2020

NSTAR Electric Company

doing business as Eversource Energy

Pricing Term Sheet

Issuer:	NSTAR Electric Company doing business as Eversource Energy
Ratings*:	A1 (Moody’s); A (S&P); A+ (Fitch)
Trade Date:	March 23, 2020
Settlement Date**:	March 26, 2020 (T+3)
Security:	$400,000,000 3.95% Debentures due 2030
Maturity Date:	April 1, 2030
Interest Payment Dates:	Semi-annually April 1 and October 1, commencing October 1, 2020
Principal Amount:	$400,000,000
Coupon:	3.95%
Benchmark Treasury:	1.50% due February 15, 2030
Benchmark Treasury Price / Yield:	106-31 / 0.767%
Spread to Benchmark Treasury:	325 basis points
Yield to Maturity:	4.017%
Price to Public:	99.452%
Optional Redemption Provisions:	Make-whole call at any time prior to January 1, 2030 at a discount rate of Treasury plus 50 basis points and on or after such date at par
CUSIP / ISIN:	67021C AP2 / US67021CAP23
Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Mizuho Securities USA LLC MUFG Securities Americas Inc. RBC Capital Markets, LLC
Co-Manager:	Samuel A. Ramirez & Company, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities in the secondary market prior to the date that is two business days before the settlement date will be required, by virtue of the fact that the Securities initially will settle T+3 (on March 26, 2020) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Purchasers of Securities who wish to trade Securities prior to the date that is two business days before the settlement date should consult their own advisors.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus (as supplemented) if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322; Citigroup Global Markets Inc. toll-free at (800) 831-9146; Mizuho Securities USA LLC toll-free at (866) 271-7403; MUFG Securities Americas Inc. toll-free at (877) 649-6848; or RBC Capital Markets, LLC toll-free at (866) 375-6829.